AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 2000
                           REGISTRATION NO. 333-43906


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3/A
                    AMENDMENT NO. 1 TO REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    New World Coffee - Manhattan Bagel, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                        13-3690261
       (State or other jurisdiction of          (I.R.S. Employer
        incorporation or organization)         Identification No.)

                             246 Industrial Way West
                           Eatontown, New Jersey 07724
                                 (732) 544-0155
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                 R. Ramin Kamfar
                             Chief Executive Officer
                             246 Industrial Way West
                           Eatontown, New Jersey 07724
                                 (732) 544-0155
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Stuart M. Sieger, Esq.
                               Seth I. Rubin, Esq.
                    Ruskin, Moscou, Evans & Faltischek, P.C.
                              170 Old Country Road
                                Mineola, NY 11501
                                 (516) 663-6600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX.[ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [ ]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING.[]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434 UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEES

----------------------------------------------------------------------------------------------------------------
Title of each class of           Amount to be        Proposed maximum offering        Proposed maximum aggregate
securities to be registered      registered          price per share (1)              offering price (1)
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value   2,106,511 shares     $2.00                           $1,113
----------------------------------------------------------------------------------------------------------------

     (1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the closing price per share of the Common Stock reported on the NASDAQ-NMS on September 5, 2000, which was $2.00.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
                     Cross Reference Sheet Showing Location
                          in Prospectus of Information
                          Required by Items of Form S-3

          Item and Heading                                Location in Prospectus
          ----------------                                ----------------------

1.        Forepart of the Registration Statement and      Outside Front Cover Page
          Outside Cover Page of Prospectus
2.        Inside  Front and Outside  Back Cover Pages of  Inside Front and Outside Back Cover Pages of Prospectus
          Prospectus
3.        Summary  Information,  Risk  Factors and Ratio  Summary of Prospectus; Risk Factors
          of Earnings to Fixed Charges
4.        Use of Proceeds                                 Not Applicable
5.        Determination of Offering Price                 Outside Front Cover Page
6.        Dilution                                        Not Applicable
7.        Registering Stockholders                        Registering Stockholders
8.        Plan of Distribution                            Plan of Distribution
9.        Description of Securities to be Registered      Description of Capital Stock
10.       Interest of Named Experts and Counsel           Legal Matters; Experts
11.       Material Changes
12.       Incorporation of Certain Information            Incorporation of Certain Information by Reference
13.       Disclosure of Commission Position on            Indemnification for Securities Act Liabilities
          Indemnification  for Securities Act Securities
          Act Liabilities
14.       Other Expenses of Issuance and Distribution     Other Expenses of Issuance and Distribution
15.       Indemnification of Officers and Directors       Indemnification of Directors and Officers
16.       Exhibits                                        Exhibits
17.       Undertakings                                    Undertakings

                                   PROSPECTUS

                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.

      2,106,511 SHARES OF COMMON STOCK OFFERED BY REGISTERING STOCKHOLDERS

     This is an offering of up to 2,106,511 shares of Common Stock of New World Coffee - Manhattan Bagel, Inc. solely by the Registering Stockholders named heretofore issued to them. The Registering Stockholders may be deemed to be underwriters when they sell their shares. See "Plan of Distribution."

     We will pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock ("Shares") offered hereby, but the Registering Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares. See "Plan of Distribution." We anticipate incurring expenses totaling approximately $15,000 payable in connection with the registration of the shares.

     Our  Common  Stock,  par value  $.001 per  share,  is traded on the  NASDAQ
National Market System ("NASDAQ-NMS") under the symbol NWCI. On September 5, 2000 the closing sale price of our Common Stock on the NASDAQ-NMS was $2.00 per share. The Registering Stockholders may sell all or a portion of the Shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Shares on the NASDAQ-NMS at the time of sale. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold by a Registering Stockholders under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution."

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 THE DATE OF THIS PROSPECTUS IS SEPTEMBER 8, 2000.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Our reports, proxy statements, and other information filed by us can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Midwest Regional Office of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains our reports, proxy and information statements and other information that is filed electronically with the Commission and the address of such Web site is www.sec.gov.

     We have filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement"), under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the Commission are hereby incorporated by reference in this Prospectus: (a) Annual Report on Form 10-KSB for the fiscal year ended December 26, 1999; (b) Quarterly Reports on Form 10-QSB for the quarters ended March 26, 2000 and June 25, 2000; and (c) all documents subsequently filed by the Registrant (see below).

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the respective dates of filing such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     We will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to Mr. Jerold Novack, Chief Financial Officer, at New World Coffee - Manhattan Bagel, Inc., 246 Industrial Way West, Eatontown, New Jersey 07724, (732) 544-0155.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The words "forecast", "estimate", "project", "intent", "expect", "should", and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of New World Coffee Manhattan Bagel, Inc. ("New World" or the "Company") to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements.

     We are dependent upon the success of existing and new franchised and Company-owned stores and alternative distribution outlets; our success and that of our master franchisees in getting new stores or other retail locations opened; our ability of and that of our master franchisees to attract new qualified franchisees; of which there can be no assurance, and such other factors as competition, commodity pricing and economic conditions.

     The opening and success of stores will depend on various factors, including the availability of suitable store sites and the negotiation of acceptable lease terms for new locations, the ability to obtain construction and other necessary permits in a timely manner, the ability to meet construction schedules, the financial and other capabilities of our franchisees and master franchisees, competition and general economic and business conditions. Our business is subject to changes in consumer taste, national, regional and local economic conditions, demographic trends and the type, number and location of competing businesses. Competition is increasing significantly with an increasing number of national, regional and local stores competing for franchisees and store locations as well as customers.

     Our future results may also be negatively impacted by future pricing of the key ingredients for our frozen bagel dough, cream cheeses and coffee beverages. The success of sales units in alternative distribution locations, including convenience stores, supermarkets, military bases and other non-traditional locations, will depend, in addition to the factors affecting traditional franchisee and Company-owned stores, on the consumer traffic at the locations in which they are located.

     The opening and remodeling of stores, as well as opening of sales units within alternative locations, may be subject to potential delays caused by, among other things, permits, weather, the delivery of equipment and materials, and the availability of labor.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

The Company

     We are the largest franchisor of coffee bars and bagel bakeries in the United States. We operate and franchise coffee bars, bagel bakeries and integrated coffee bar/bagel bakeries in 26 states throughout the United States and the District of Columbia. The first Company-owned New World Coffee store opened in 1993 and the first franchised New World Coffee store opened in 1997. We acquired the stock of Manhattan Bagel Company, Inc. - Debtor in Possession on November 24, 1998, resulting in the addition of 6 Company-owned and 285 franchised and licensed Manhattan Bagel stores. On August 31, 1999, we acquired the assets of Chesapeake Bagel Bakery ("CBB") resulting in the addition of 80 franchised and licensed Chesapeake Bagel Bakery stores. In June 2000, we acquired 13 stores in the Buffalo, New York area from a former franchisee. At June 25, 2000, our retail system consisted of 368 stores, including 29 Company-owned and 339 franchised and licensed stores.

     We are vertically integrated with bagel dough and cream cheese manufacturing plants in Eatontown, NJ and Los Angeles, CA, and a coffee roasting plant in Branford, CT. Our products are sold to franchised, licensed and Company-owned stores as well as to wholesale, supermarket and non-traditional outlets.

     We are a Delaware corporation, organized in November 1992.

     The Offering

Securities Offered                                          2,106,511   shares  of  Common  Stock  solely  by  the  Registering
                                                            Stockholders

Shares to be outstanding after the offering.                15,348,769  shares (not including shares issuable under options and warrant but including  1,332,570  shares of common  stock into which the outstanding  shares of Series C Preferred  Stock of the Company  will be convertible upon  effectiveness  of the registration  statement of which this Prospectus is a part).

NASDAQ/NMS Symbol                                           NWCI

Risk Factors                                                See "Risk Factors" below

                                  RISK FACTORS

     Each prospective investor should carefully consider, in addition to the other information contained in this Prospectus, the following information in evaluating our business before making an investment decision.

     1. HISTORY OF OPERATING LOSSES. We have been in existence since October 1992 and opened our first specialty coffee cafe in February 1993. To date, we have not had net income for any fiscal year other than 1999, for which fiscal year we had a net income of $2,424,098. At December 26, 1999, we had an accumulated deficit of $24,770,496. We have reported earnings of $1,818,823 for the six months ended June 25, 2000. There can be no assurance that we will continue to be profitable in the future. The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their investment.

     2. NEED FOR ADDITIONAL FINANCING. In order to achieve and maintain our anticipated growth rate, including acquisitions, geographic expansions and in order to make future debt payments, we believe that it will, from time to time, have to obtain bank financing or sell additional debt or equity (or hybrid) securities in public and private financings. Any such financing could dilute the interests of investors in this offering. There can be no assurance that any such additional financing will be available or, if it is available, that it will be in such amounts and on such terms as will be satisfactory to us.

     3. GROWTH THROUGH FRANCHISING. We are committed to grow through franchising. As of June 25, 2000 there were 29 Company-owned and 339 franchised stores in operation. Achievement of our expansion plans will depend upon our ability to: (i) select, and compete successfully in, new markets; (ii) obtain suitable sites at acceptable costs in highly competitive real estate markets;
(iii) hire, train, and retain qualified personnel; (iv) attract and retain qualified franchisees; (iv) integrate new stores into existing distribution, inventory control, and information systems; and (v) maintain quality control. We will incur start-up costs in connection with entering new markets, primarily associated with recruiting and training new regional management and their support staff. In addition, the opening of additional stores in current markets could have the effect of adversely impacting sales at certain of our existing stores. There can be no assurance that we will achieve our planned expansion goals, manage growth effectively, or operate all existing and new stores profitably. Our failure to achieve its expansion goals on a timely basis, if at all, manage all growth effectively or operate existing or any new stores profitably would have a material adverse effect on our results of operations and financial position.

     4. RELIANCE ON OUR FRANCHISEES. We will rely in part upon our franchisees and the manner in which they operate their stores to develop and promote our business. Although we have developed criteria to evaluate and screen prospective franchisees, there can be no assurance that franchisees will have the business acumen or financial resources necessary to operate our successful franchises in their franchise areas. The failure of franchisees to operate franchises successfully could have a material adverse effect on us, our reputation, our name and our other prospective franchisees.

     5. RELIANCE ON KEY PERSONNEL. Our success will depend to a large degree upon the efforts and abilities of our officers and key management employees, particularly R. Ramin Kamfar, the Company's Chief Executive Officer, William Rianhard, the Company's President and Chief Operating Officer and Jerold E. Novack, the Company's Chief Financial Officer. The loss of the services of one or more of our key employees could have a material adverse effect on our business prospects and/or potential earning capacity. We have entered into employment and non-competition agreements with each of our executive officers.

     6. COMPETITION. The market for specialty coffees is fragmented and highly competitive, and competition is increasing substantially. Our coffee beverages compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts, and stores. Our whole bean coffees compete directly against specialty coffees sold at retail through supermarkets and a growing number of specialty coffee stores. Both our whole bean coffees and our coffee beverages compete indirectly against all other brands on the market. The coffee industry is dominated by several large companies such as Kraft General Foods, Inc., Proctor & Gamble Co., and Nestle, S.A., many of which have begun marketing gourmet coffee products. While the market for specialty gourmet coffee stores remains fragmented, we compete directly with the market leader, Starbucks, among others. Starbucks is rapidly expanding geographically and has substantially greater financial, marketing and other resources than we have. Other competitors, some of which may have greater financial and other resources than we have, may also enter the markets in which we currently operates or intends to expand.

     Our bagel products compete directly against all bakery and restaurant outlets that serve bagels, including the bakery section of supermarkets, and a growing number of bagel bakeries. Although competition in the bagel market is fragmented, we compete and, in the future, will increasingly compete with Einstein/Noah Bagel Corp., a Colorado based retailer with over 450 stores, and Bruegger's Bagels, a Vermont based retailer with over 300 stores. In addition to current competitors, one or more new major competitors with substantially greater financial, marketing, and operating resources than we have could enter the market at any time and compete directly against us. In addition, in virtually every major metropolitan area in which we operate or expect to enter, local or regional competitors already exist.

     We compete against other specialty retailers and restaurants for store sites, and there can be no assurance that management will be able to continue to secure adequate sites at acceptable rent levels. We will also face competition from franchisors in our industry and other industries for the sale of franchises, many of which have substantially greater financial and technical resources, marketing capabilities and experience than we have. There can be no assurance that we will be able to compete successfully against these competitors in securing desirable franchisees.

     7. GEOGRAPHIC CONCENTRATION; FLUCTUATIONS IN REGIONAL ECONOMIC CONDITIONS. Even following our acquisition of Manhattan Bagel Company, Inc., and Chesapeake Bagel Bakery stores, many of our stores are currently located in the northeastern United States. As a result, our success will depend, among other matters, upon factors affecting general economic conditions and discretionary consumer spending in this region. Any economic downturn or reduction in consumer spending in this region could have a material adverse effect on us.

     8. SEASONAL FLUCTUATIONS AND QUARTERLY OPERATING RESULTS. Historically, our operations have been seasonal, with the lowest sales and profitability occurring in the first quarter, reflecting decreased traffic as a result of inhospitable winter weather and fewer daylight hours. Our results of operations may also fluctuate from quarter to quarter in the future as a result of the amount and timing of sales contributed by new and acquired stores and the integration of new stores into our operations, as well as other factors including marketing programs.

     9. FLUCTUATIONS IN AVAILABILITY AND COST OF GREEN COFFEE. We depend upon both our outside brokers and our direct contacts with exporters in countries of origin for the supply of a primary raw material, green coffee. Coffee is the world's second largest traded commodity and its supply and price are subject to volatility beyond our control or influence. Although most coffee trades in the commodity market, coffee of the quality we seek tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the supply and demand at the time of purchase. Supply and price can be affected by multiple factors in the producing countries, including weather, political, and economic conditions. In addition, green coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the International Coffee Organization or the Association of Coffee Producing Countries, that have historically attempted to establish commodity prices of green coffee through agreements creating export quotas or restricting coffee supplies worldwide. No assurance can be given that such organizations (or others) will not succeed in raising green coffee prices, or that, if so, we will be able to maintain our gross margins by raising our prices to our customers. Increases in the price of green coffees, or the unavailability of adequate supplies of green coffees of the quality we seek, whether due to the failure of our suppliers to perform, conditions in the coffee-producing countries, or otherwise, could have a material adverse effect on our results of operations.

     To mitigate the risks associated with increases in coffee prices and to allow greater predictability in the prices we pay for our coffees over extended periods of time, we typically enter into fixed-price purchase commitments for a portion of our green coffee requirements. There can be no assurance that these activities will successfully protect us against the risks of increases in coffee prices or that they will not result in our payment of substantially more for its supply of coffee than we would have been required to pay absent such activities.

     10. AUTHORIZATION OF PREFERRED STOCK. Our Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. Pursuant thereto, at July 1, 2000, we had 444,190 shares of Series C Preferred Stock outstanding. Issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue additional new shares of its preferred stock, there can be no assurance that we will not do so in the future.

     11. STOCKHOLDER RIGHTS PLAN. We have in effect a Stockholder Rights Plan. In the event that a person or persons not authorized by the Board of Directors acquires or tenders for 15% or more to the outstanding common stock, certain mechanisms are activated which will make larger amounts of common stock available to all of the stockholders (other than the acquirors) at reduced prices. One effect of the rights plan is to discourage unsolicited takeovers.

     12. CLASSIFIED BOARD OF DIRECTORS. We have amended our certificate of incorporation to provide for a classified Board of Directors. This means that no more than one-third of the Board of Directors is elected each year. Accordingly, a person desiring to replace a majority of the Board of Directors would have to obtain successful votes for its nominees in two successive years. One effect of the classified Board of Directors may be to discourage unsolicited takeovers.

     13. ABSENCE OF CASH DIVIDENDS. We have paid no cash dividends on any of our shares of capital stock since our inception and at the present time we do not anticipate paying dividends on the Common Stock in the foreseeable future. Any future dividends will depend on our earnings, if any, our financial requirements, contractual commitments and other factors. Our present bank credit agreement does not allow the payment of cash dividends.

     14. IMPACT OF GOVERNMENTAL REGULATION ON THE COMPANY'S OPERATIONS. Our operations and properties are subject to regulation by various federal, state, and local government entities and agencies. Our operations facilities are subject to various federal, state, and local environmental laws and workplace regulations, including but not limited to the Occupational Safety and Health Act, the Fair Labor Standards Act, the Clean Air Act, and the Clean Water Act. We believe that our current legal and environmental compliance controls adequately address such concerns and that we are in substantial compliance with applicable laws and regulations. However, compliance with, or violation of, current and future laws or regulations could require material expenditures by us or otherwise adversely affect our business or financial results.

     15. PRODUCT LIABILITY; PRODUCT RECALLS. We may be liable if the consumption of any of our products causes injury, illness or death. Our current management is not aware of any material product liability judgment against us. However, a product liability judgment against us could have a material adverse effect on our business or financial results.

     16. TRADEMARKS AND OTHER PROPRIETARY RIGHTS. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights.

     17. SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock into the public market following the date of this Prospectus could materially adversely affect the prevailing market price for the Common Stock. As of August 28, 2000, there are 13,242,258 shares of Common Stock outstanding. Excluding the 2,106,511 shares being registered hereby for sale by the Registering Stockholders, 4,596,464 of such shares are "restricted securities" ("Restricted Shares") pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. In general, under Rule 144, subject to satisfaction of certain other conditions, a person, including an affiliate of ours, who has beneficially owned Restricted Shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.

     18. LISTING AND QUALIFICATION ON NASDAQ. Our Common Stock is currently traded in the NASDAQ National Market and is quoted on the NASDAQ System under symbol "NWCI." Continuation of quotations on NASDAQ is subject to continued compliance with requirements imposed by NASDAQ. If our Common Stock is no longer quoted on National Market, the liquidity of the Common Stock offered hereby would be adversely affected.



                                   THE COMPANY

     We are one of the largest franchisors of coffee bars and bagel bakeries in the United States. We operate and franchise coffee bars, bagel bakeries and integrated coffee bar/bagel bakeries in 28 states throughout the United States and the District of Columbia. The first Company-owned New World Coffee store opened in 1993 and the first franchised New World Coffee store opened in 1997. We acquired the stock of Manhattan Bagel Company, Inc. - Debtor in Possession on November 24, 1998, resulting in the addition of 6 Company-owned and 285 franchised and licensed Manhattan Bagel stores. On August 31, 1999, we acquired the assets of Chesapeake Bagel Bakery ("CBB") resulting in the addition of 80 franchised and licensed Chesapeake Bagel Bakery stores. At June 25, 2000, our retail system consisted of approximately 368 stores, including 29 Company-owned and 339 franchised and licensed stores.

     We are vertically integrated with bagel dough and cream cheese manufacturing plants in Eatontown, NJ and Los Angeles, CA, and a coffee roasting plant in Branford, CT. Our products are sold to franchised, licensed and Company-owned stores as well as to wholesale, supermarket and non-traditional outlets.

     We are a Delaware corporation and was organized in November 1992.

     Industry Overview

     The US market for specialty coffee is large, fragmented and growing. According to the National Coffee Association's 1999 National Coffee Drinking Trends report, approximately 62% of all consumers (age 10+) drink coffee on a weekly basis, they drink an average of 3.5 cups per day, and the overall number of coffee drinkers has grown from approximately 140 million in 1990 to approximately 168 million in 1999. The gourmet coffee segment of the industry has experienced strong growth over the past decade and is expected to continue to grow. From 1997 to 1999 the percentage of the U.S. population that drank a gourmet coffee beverage increased 40%.

     The US market for bagels is also large, fragmented and growing. According to CREST, a market research firm, household expenditures in the bagel bakery category increased by 40% 1996 through 1999. Management believes this growth has been driven by (i) greater consumer awareness and appreciation of gourmet coffee, specialty drinks and fresh baked bagels as a result of their increasing availability, (ii) increasing demand for all fresh premium food products where the differential in price from the commercial brands is small compared to the improvement in product quality and taste, (iii) a switch by consumers to low fat baked items such as bagels from high fat fried alternatives, and (iv) the popularity of coffee bars and bagel stores as gathering places.

     Business Strategy

     Our objective is to be a leading bagel bakery and coffee cafe franchisor in each market in which we operate, and to support and extend its consumer brands and leverage its manufacturing infrastructure through alternative distribution channels. The key elements of this strategy include:

     Industry Consolidation. Our strategy is to be the consolidator of the bagel bakery industry. The industry is currently fragmented with many small to medium-sized chains operating unprofitably or at marginally profitable levels. We believe that the current industry environment will allow us to acquire additional stores through acquisition of smaller competitors or of a major competitor which is experiencing financial problems. The acquisitions, with subsequent conversion to one of our core brands will create financial synergies our current plant capacity is utilized to supply new product sales to acquired units which is a principal source of our profits. In addition, we will be able to leverage our investment in administrative infrastructure realizing additional profits from these acquisitions.

     Differentiated Retail Brands. Our strategy is to differentiate and reinforce our retail brands in a way that will engender customer loyalty and position us as a leading specialty retailer in each of our markets. Our Manhattan Bagel and Chesapeake Bagel Bakery brands are positioned as purveyors of authentic "New York style" boiled and baked bagels, and of breakfast and lunch sandwiches. We are expanding this positioning to include a selection of specialty coffees, and a menu of cool blended drinks. The New World Coffee brand is differentiated from competitors by our roasting style, which management believes delivers a more full flavored, less bitter coffee. In addition, as a coffee cafe (versus a coffee bar) the stores offer a broader and deeper selection of high quality food items throughout the day.

     Quality Products. Our strategy is to provide the consumer with superior quality products, primary coffee, bagels and cream cheeses which we believe is a primary factor in a consumer's decision to patronize its stores, and enables us to build a high quality brand identity. Our vertically integrated strategy enables us to supply our stores with high quality specialty coffees, frozen bagel dough and cream cheeses, and to control the quality of product sold in the stores. Our coffee and bagel product have won a number of quality and "Best of" awards, which assists us in developing our high quality brand identity.

     Growth Through Franchising. Our strategy is to grow through franchising to secure a leading position in our markets. We believe that we can grow more rapidly through franchising than through Company-owned operations due to lower financial and human resource constraints. We are committed to maintaining a strong franchise system by attracting qualified operators, expanding in a controlled manner and ensuring that franchisees adhere to our high standards. Our franchising efforts are focused on attracting new franchisees, adding additional locations with existing franchisees, and developing co-branding opportunities with other complementary retailers. We devote significant resources to provide franchisees with assistance in site selection, store design, training and store marketing.

     Efficient Production System. Our strategy is to leverage our manufacturing and distribution systems to deliver lower operating costs and improved product quality. We believe that our centralized production of bagel, cream cheese, and coffee products allows for more consistent, superior products, better quality control and more rapid development, production and deployment of new products into stores systemwide. In addition, the system significantly simplifies store level operations, and eliminates the need for franchisees to commit substantial capital and labor to raw material procurement or production. We have made improvements in our coffee packaging system and continues to evaluate our production process to take advantage of additional production efficiencies.

     Inviting Stores. Our strategy is to deliver a store environment for each concept which is conducive to capturing important day parts. Our objective is a comfortable and inviting store with layouts designed to process a large volume of transactions during the time critical day parts. During 1999, we completed a redesign of our Manhattan Bagel Store design. The new design, to be utilized in stores opening in the year 2000, will more effectively promote our product offerings and will allow more prominent display of seasonal product selections.

     Training and Development. Our strategy is to place strong emphasis on identifying and retaining qualified franchisees and employees, and invest substantial resources in training them in customer service, beverage and food preparation, and sales skills. We believe that the friendliness, speed and consistency of service and the product knowledge of our franchisees and employees are critical factors in developing our quality brand identity and to building a loyal customer base.

     Wholesale Product Sales. Our strategy is to leverage our efficient manufacturing systems, quality products and brand names in developing a significant wholesale business. We believe that food distributors, chain grocery stores, food service outlets and similar customers offer us opportunity to maximize our production capacity and distribute product through many more outlets than we have franchised and Company-owned stores. During 1999, we established a wholesale sales department and added significant new business in the convenience store and supermarket areas.

Expansion

     A total of 14 franchised stores were opened during 1999. We plan to open approximately 40 franchised stores in 2000, primarily in existing markets. We have adopted a policy of not developing stores for our own operation and we are in the process of selling and franchising substantially all of the stores currently owned and operated by us.

     The ability of our franchisees to open new stores is affected by a number of factors. These factors include, among other things, selection and availability of suitable store locations, negotiation of suitable lease or financing terms, constraints on permitting construction of stores and the hiring, training and retention of management and other personnel. Accordingly, there can be no assurance that our franchisees will be able to meet planned growth targets.

     Our expansion strategy is to cluster stores in targeted markets, thereby increasing consumer awareness and enabling us to take advantage of operational, distribution and advertising efficiencies. We believe that market penetration through the opening of multiple stores within a particular market should result in increased average store sales in that market. In determining which new markets to develop, we consider many factors, including our existing store base, the size of the market, demographic and population trends, competition, availability and cost of real estate, and the ability to supply product efficiently.

     We have received interest from the international business community for foreign franchising opportunities with both the Manhattan Bagel and New World Coffee Brands. During 1999, we licensed our first franchisee in Iceland.


                            REGISTERING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned by each of the Registering Stockholders as of the date of this Prospectus, the number of shares (the "Shares") covered by this Prospectus and the amount and percentage ownership of the Registering Stockholders after the offering assuming all the shares covered by this Prospectus are sold by the Registering Stockholders.

Name of Registering Stockholder      Shares Presently Owned                              Shares Not Being Registered
-------------------------------      ----------------------                              ---------------------------
                                                                  Shares Being
                                    Number            Percent     Registered             Number              Percent
                                    ------            -------     ----------             ------              -------

Adelman, Marc                             9,750                *              9,750                  0                 *
Allen, Timothy J.                         8,125                *              8,125                  0                 *
Art Jenkins Trust                        25,000                *             15,000             10,000                 *
Barnett Family Partnership II            16,250                *             16,250                  0                 *
Beel, Joseph C. and Madelyn               4,350                *              4,350                  0                 *
Berger, Valery                            8,700                *              8,700                  0                 *
Bergh, Gerald K.                         13,130                *              8,130              5,000                 *
Berkley, Bill D. and Claudio J.           8,125                *              8,125                  0                 *
Bindseil, Edwin R.                        7,500                *              7,500                  0                 *
Bisnoff, Alvan and Claude                13,000                *             13,000                  0                 *
BNB Investments Assoc., L.P.             43,500                *             43,500                  0                 *
Bollag, Michael                         118,184                *             43,500             74,684                 *
Braccini, Stephen                        16,250                *             16,250                  0                 *
Cameron, Jr., Walter F.                   8,125                *              8,125                  0                 *
Car Cap Co., LLC                         14,500                *             14,500                  0                 *
Carroll, Barbara A.                       9,750                *              9,750                  0                 *
Casari, Richard C.                        9,750                *              9,750                  0                 *
CCJ Trust                                45,000                *             45,000                  0                 *
Charles A. Leonelli, III IRA             23,400                *             23,400                  0                 *
Cheong, Francis                           4,875                *              4,875                  0                 *
Cipriani Family Trust                     7,500                *              7,500                  0                 *
Clifford A. Falkenau Trust                4,063                *              4,063                  0                 *
Coleman, Thomas C.                       15,000                *             15,000                  0                 *
Corman, James F.                         13,550                *             13,550                  0                 *
Crenshaw, Randall W.                      3,250                *              3,250                  0                 *
Cress, Jonathan                           3,750                *              3,750                  0                 *
Crocitto, Jr., Vinnie F.                 10,545                *             10,545                  0                 *
Cuda, William K., Jr.                     7,500                *              7,500                  0                 *
Cyndel & Co., Inc.                       29,000                *             29,000                  0                 *
David L. Ivers IRA Rollover               6,000                *              6,000                  0                 *
David L. Schotterback Trust,             28,125                *              8,125             20,000                 *
4-9-93
Desmond, Dennis                           8,125                *              8,125                  0                 *
Dick, George R.                          16,250                *             16,250                  0                 *
Dr. Richard Bowe IRA                      8,125                *              8,125                  0                 *
Dungan, Ronald S., Deed of                8,125                *              8,125                  0                 *
Trust
Dweck, Naomi                              5,850                *              5,850                  0                 *
End Loan Venture                          9,000                *              9,000                  0                 *
Erb, James A.                             8,125                *              8,125                  0                 *
Esses, Isaac                              8,125                *              8,125                  0                 *
Estreichert, Michael &                    6,000                *              6,000                  0                 *
Shoshanna
Ethington, Robert S.                      4,875                *              4,875                  0                 *
Feinblatt, Jack and Dale S.              18,125                *              8,125             10,000                 *
Feldman, Mitchell & Janet                12,000                *             12,000                  0                 *
Fight, Kevan A.                           8,325                *              8,325                  0                 *
Frank, Donald                             8,125                *              8,125                  0                 *
Friedman, Dr. Ronald                      8,125                *              8,125                  0                 *
Gerzof, Richard E.                       13,000                *             13,000                  0                 *
Gindin, Joshua and Meryl D.               5,850                *              5,850                  0                 *
Greene, Sean J.                           8,125                *              8,125                  0                 *
J. Mark McDonald IRA                      7,500                *              7,500                  0                 *
Jonathan E. Plate Trust                   7,500                *              7,500                  0                 *
Kabat, Ruth                               4,875                *              4,875                  0                 *
Kachel Spiller & Co.                      7,500                *              7,500                  0                 *
Kandel, Richard                          14,500                *             14,500                  0                 *
Kantor, Robert                           13,000                *             13,000                  0                 *
Kohn Family Trust                        13,000                *             13,000                  0                 *
Kohn, Martha                              6,000                *              6,000                  0                 *
Konviser, Estelle                         4,875                *              4,875                  0                 *
Korets, Lyudmila                          7,250                *              7,250                  0                 *
Krathen, David & Fran                    20,325                *             20,325                  0                 *
Krenek, Alan and Seippel,                 8,125                *              8.125                  0                 *
William H.
L.W. Majac, LLC                          32,500                *             32,500                  0                 *
Landsman, Emanuel E.                     18,125                *              8,125             10,000                 *
Lauren A. Daman, M.D., P.C.               8,125                *              8,125                  0                 *
Money Purchase Pension Plan
Levine, Joseph H.                         8,125                *              8,125                  0                 *
Levy, Robert E.                         172,039             1.3%            137,039             35,000                 *
Libs Revocable Trust                     12,000                *             12,000                  0                 *
Linn, Robert                              9,750                *              9,750                  0                 *
Mack, Stephen P.                          9,000                *              9,000                  0                 *
Madorsky, Martin & Richard,              32,500                *             32,500                  0                 *
Judith
**Mangan, John W. III                    31,836                *             31,836                  0                 *
Martens, James A.                        10,500                *             10,500                  0                 *
McLaughlin, Shane D.                      8,125                *              8,125                  0                 *
Milgard, James A.                        63,846                *             60,000              3,846                 *
Morris, J. Larry, D.M.D.                  6,000                *             6,0000                  0                 *
MRDJ Partners                             6,775                *              6,775                  0                 *
Myerson, James P.                         8,125                *              8,125                  0                 *
**Nacht, Sanford                        267,093             1.9%            267,093                  0                 *
Nazerian, Forough                       257,397             1.8%            257,397                  0                 *
Ness, Jules M.                            5,420                *              5,420                  0                 *
Nichter, Harold                          16,250                *             16,250                  0                 *
Nochenson, Alvin and Irene                9,485                *              9,485                  0                 *
O'Brien, Gregg and Tamma                  6,775                *              6,775                  0                 *
Ostrander, Robert G.                      9,750                *              9,750                  0                 *
Pallugna, Gene P.                         4,350                *              4,350                  0                 *
Petterson, David S.                       5,420                *              5,420                  0                 *
Restful Furniture Corp.                   8,125                *              8,125                  0                 *
Robert and Barbara Myerson                7,538                *              7,538                  0                 *
Trust
Ronald Sumner IRA                        13,550                *             13,550                  0                 *
Scalzo, Harry W. and Sandra J.            8,125                *              8,125                  0                 *
Schiro, Charles                           7,250                *              7,250                  0                 *
Schoenfeld, Joel                         16,250                *             16,250                  0                 *
Schultz, Theodore J. and Karen            6,775                *              6,775                  0                 *
A.
Shapiro, Alan and Bassin, Jerry          29,000                *             29,000                  0                 *
Shapiro, Judy M.                         81,250                *             81,250                  0                 *
Shapiro, Ronald and Susan                 7,500                *              7,500                  0                 *
Sheri Ocner IRA                          13,000                *             13,000                  0                 *
Silverstein, Jerome & Marian              9,750                *              9,750                  0                 *
Smith Teitelbaum Chiropractic             9,000                *              9,000                  0                 *
Profit Sharing Plan
Smith, Phillip L.                         8,125                *              8,125                  0                 *
Sokol, Elena                              4,065                *              4,065                  0                 *
Spears, Glenn H.                         15,000                *             15,000                  0                 *
Stanley Goldberg Revocable               40,650                *             40,650                  0                 *
Trust
Sundance Venture Partners/NWC Partners   65,000                *             65,000                  0                 *
Taylor, Trude C.                        115,017                *             65,000             50,017                 *
Williams, Stanton N. and                 66,250                *             31,250             35,000                 *
Jennifer A.
Zapis, Leon                               7,500                *              7,500                  0                 *

* Indicates less than a one (1%) percent ownership interest in the Company.
** Any positions held by Registering Stockholders with the Company are as follows: Sanford Nacht was President and Chief Operating Officer from December 1998 through April 2000; John W. Mangan III was a regional franchiser from 1993 through March 26, 2000 and has been a Consultant from March 26, 2000 through October 26, 2000.




                              PLAN OF DISTRIBUTION

     The sale of Shares by the Registering Stockholders may be effected from time to time in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Shares on the NASDAQ-NMS at the time of the sale or at negotiated prices. The Registering Stockholders may effect such transactions by selling to or through one or more broker-dealers at their customary commission rates, and such broker-dealers may, in certain cases, receive compensation in the form of underwriting discounts, concessions or commissions from the Registering Stockholders. The Registering Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. We and the Registering Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify certain of the Registering Stockholders with respect to the Shares of Common Stock offered hereby against certain liabilities, including certain liabilities under the Securities Act.

     To the extent required under the Securities Act, a supplemental Prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     Each Registering Stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases of any of the securities by the Registering Stockholders.

     There is no assurance that any of the Registering Stockholders will sell any of the Shares.

     We have agreed to pay certain costs and expenses incurred in connection with the registration of the Shares offered hereby, except that the Registering Stockholders shall be responsible for all of their selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares.

     We propose to keep the registration statement relating to the offering and sale by the Registering Stockholders of the Shares continuously effective until such date as such Shares may be resold without registration under the provisions of the Securities Act, under Rule 144 thereof or otherwise, but we may, at such time as it determines, file an amendment to remove any unsold Shares.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of Preferred Stock, $0.001 par value. As of August 28, 2000, 13,242,258 shares of Common Stock, and 444,190 shares of Series C Preferred Stock were outstanding. The Series C Preferred Stock will be automatically converted into 1,332,570 shares of Common Stock upon the effectiveness of the Registration Statement of which this Prospectus is a part.


                                  COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time-to-time by the Board of Directors from funds legally available therefor, subject to the dividend preferences of the Preferred Stock, if any. The Board of Directors is classified, with not more than one third of the Board of Directors elected annually. In general, this will result in each Director being elected for a three year term, and two annual elections are necessary to affect a change in a majority of the Board of Directors. Since the classified Board of Directors was approved by the stockholders in August 1999, and since there were five members of the Board of Directors elected in August 1999, two Directors were elected to a term of three years, two Directors were elected to a term of two years and one Director was elected to a term of one year. Each person nominated for election as a Director in 2000 or thereafter will, if elected, be elected to a three year term.

     Upon our liquidation or dissolution, the holders of Common Stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities. Any action taken by holders of Common Stock must be taken at an annual or special meeting and may not be taken by written consent. The outstanding shares of Common Stock are, and the shares of Common Stock to be outstanding upon the completion of the offering will be, fully paid and non-assessable.


                                 PREFERRED STOCK

     Our authorized capital stock includes 2,000,000 shares of Preferred Stock, $.001 par value per share. As of August 28, 2000, we had 444,190 shares of Series C Preferred Stock outstanding. Upon the effective of the registration statement of which this Prospectus is a part, such Series C Preferred stock shall be automatically converted into 1,332,570 shares of Common Stock.

     Our Board of Directors has the authority, without shareholder approval, to issue the Preferred Stock in one or more series and to fix the relative rights and preferences thereof. The terms of such Preferred Stock could include the right to vote, separately or with any other series of Preferred Stock, on any proposed amendment to our Certificate of Incorporation or any other proposed corporate action, including business combinations and other transactions. Such rights could adversely affect the voting power of the holders of Common Stock. In addition, our ability to issue the authorized but unissued shares of Preferred Stock could be utilized to impede a change in control of the Company.


                                    WARRANTS

     As of August 28, 2000, we had outstanding options and warrants to purchase 3,688,974 shares of Common Stock. These options and warrants have exercise prices ranging from $.02 - $18.16 per share and have terms ranging from 5 to 10 years.


                                 TRANSFER AGENT

     The transfer agent for the Common Stock is American Stock Transfer & Trust Company. The address and telephone number of the transfer agent are: American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, (718) 921-8261.


                                  LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for us by Ruskin, Moscou, Evans & Faltischek, P.C.


                                     EXPERTS

     Our financial statements for the years ended December 25, 1998 and December 26, 1999 incorporated in this Prospectus by reference from our Form 10-KSB, as filed with the SEC on March 27, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware Law). The Certificate of Incorporation provides further that we shall indemnify to the fullest extent permitted by Delaware Law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to our Certificate of Incorporation, the Bylaws provide that we shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director except where such director or officer is finally adjudged to have been derelict in the performance of his or her duties as such director or officer.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                                TABLE OF CONTENTS

                                                                                                                  PAGE

AVAILABLE INFORMATION..............................................................................................  1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................................................  1
FORWARD-LOOKING STATEMENTS.........................................................................................  2
PROSPECTUS SUMMARY.................................................................................................  3
RISK FACTORS.......................................................................................................  4
THE COMPANY........................................................................................................  9
REGISTERING STOCKHOLDERS........................................................................................... 12
PLAN OF DISTRIBUTION............................................................................................... 12
DESCRIPTION OF CAPITAL STOCK....................................................................................... 13
WARRANTS........................................................................................................... 14
TRANSFER AGENT..................................................................................................... 15
LEGAL MATTERS...................................................................................................... 15
EXPERTS............................................................................................................ 15
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES..................................................................................... 15

                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.

                        2,106,511 Shares of Common Stock
                       offered by Registering Stockholder

                                -----------------

                                   PROSPECTUS

                                -----------------

                                 September 8, 2000

     Until October 18, 2000 (40 days from the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, payable in connection with the sale of the Common Stock being registered hereby, which shall be borne by the Registrant. Except for the SEC registration fee, all expenses are estimated.

ITEM                                                                 AMOUNT*
----                                                                 -------

SEC registration fee                                                 $ 1,113
Printing and engraving expenses                                      $ 1,887
Legal fees and expenses                                              $ 7,500
Auditors' accounting fees and expenses                               $ 2,000
Miscellaneous expenses                                               $ 2,500
                                                                     -------
   TOTAL                                                             $15,000

*  Estimated for filing purposes.

     The   Registering   Stockholders   will  be  responsible  for  all  selling
commissions, transfer taxes and related charges incurred by them in connection with the offer and sale of the Shares offered hereby.

               ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Certificate of Incorporation limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as directors (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware Law). The Certificate of Incorporation provides further that we shall indemnify to the fullest extent permitted by Delaware Law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to our Certificate of Incorporation, the Bylaws provide that we shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director except where such director or officer is finally adjudged to have been derelict in the performance of his or her duties as such director or officer.

     ITEM 16. EXHIBITS.

Exhibit
Number              Description of Document
------              -----------------------
3.1                 Restated Certificate of Incorporation/8/
3.2                 By-Laws/(1)/
4.1                 Specimen Common Stock Certificate of Registrant/(1)/
4.2                 Form of Representatives' Warrant Agreement, including form of Representatives' Warrant/(1)/
4.3                 Certificate of Designation of Series B Preferred Stock/(3)/
5.1                 Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.
10.1                1994 Stock Plan /(2)/
10.2                Employment Agreement with Ramin Kamfar /(5)/
10.3                Employment Agreement with Jerold Novack /(5)/
10.4                Investor Rights Agreement /(2)/
10.5                Directors' Option Plan /(2)/
10.6                Form of Franchise Agreement /(6)/
10.7                Form of Store Franchise Sale Agreement /(6)/
10.8                Acquisition Agreement by and between Registrant and Manhattan Bagel Company, Inc. /(7)/
23.1                Consent of Arthur Andersen LLP
23.2                Consent of Ruskin, Moscou, Evans & Faltischek, P.C. (included as part of Exhibit 5.1)
---------------------

     (1) Incorporated by reference to Registrant's Registration Statement on Form SB-2 (33-95764).

     (2) Incorporated by reference to Registrant's Report on Form 8-K dated July 12, 1996.

     (3) Incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for fiscal year ended December 29, 1996.

     (4) Incorporated by reference to Registrant's Report on Form 8-K dated November 12, 1996.

     (5) Incorporated by reference from Registrant's Report on Form 10-KSB, for the Fiscal Year Ended December 29, 1996.

     (6) Incorporated by reference from Registrant's Report on Form 10-KSB, for the Fiscal Year Ended December 28, 1997.

     (7) Incorporated by reference from Registrant's Report on Form 8-K dated December 7, 1998.

     (8)    Incorporated    by   reference   from    Registrant's    Report   on
Form 8-K dated September 7, 1999.

     ITEM 17. UNDERTAKINGS.

     (a) We hereby undertake:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          (iii) To include any additional or changed material information on the plan of distribution; provided, however, that paragraph 1(i) and 1(ii) do not apply if the information required in a post-effective amendment is contained in a periodic report filed by us pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated by reference in this registration statement.

     2. That, for the purpose of determining liability under the Securities Act, it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities at that time as an initial bona fide offering.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the provisions described in Item 15, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 8th day of September, 2000.

                                   NEW WORLD COFFEE - MANHATTAN BAGEL, INC.

                                   By: /s/ R. Ramin Kamfar
                                       -------------------
                                       R. Ramin Kamfar
                                       Chief Executive Officer,
                                       President and Director


                                   By: /s/ Jerold E. Novack
                                       --------------------
                                       Jerold E. Novack
                                       Chief Financial Officer


     In accordance with the Securities Act of 1933,this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated. By their signatures set forth below, each person hereby designates R. Ramin Kamfar and Jerold E. Novack, acting separately, as their attorney in fact to execute and amendment and post-effective amendment to this Registration Statement.

By:        /s/ R. Ramin Kamfar                   Date: September 8, 2000
           -------------------
           R. Ramin Kamfar

By:        *                                     Date: September 8, 2000
           ----------------
           Keith Barket
           Director

By:        *                                     Date: September 8, 2000
           ---------------
           Karen Hogan
           Director

By:        *                                     Date: September 8, 2000
           ----------------------
           Leonard Tannenbaum
           Director

By:                                              Date: September 8, 2000
           -----------------
           Edward McCabe
           Director

* Signature via Power of Attorney.